Exhibit 5.1
Geneva, September 17, 2009
MA
Board of Directors
Weatherford International Ltd.
  (a Swiss joint-stock corporation)

Re:	Weatherford International Ltd, a Swiss joint-stock corporation Registration Statement on Form S-3
Gentlemen,
A. CAPACITY
We have acted as Swiss counsel to Weatherford International Ltd., a joint-stock corporation organized under the laws of Switzerland (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-150764) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2009 and the prospectus supplement dated September 17, 2009 and filed with the SEC under Rule 424(b) of the Securities Act on September 17, 2009 (the “Prospectus Supplement”) relating to 5,250,000 of the Company’s registered shares, par value 1.16 Swiss francs per share (the “Registered Shares”), all of which shares are registered under the Registration Statement for resale by the selling shareholders named in the Prospectus Supplement. The Registered Shares were issued pursuant to that certain Share Purchase Agreement, dated September 10, 2009, by and among the Company, Integrity Energy International, LLC, a Delaware limited liability company, Integrity Industries, Inc., a Texas corporation (which was converted into a Delaware limited liability company known as Integrity Delaware, LLC) and the shareholders listed on the signature page thereto, and the related annexes and implementing documents, including the contribution in kind agreement between the Company and Integrity Energy International, LLC (collectively, the “Purchase Agreement”), and the related Registration Rights Agreement, dated September 16, 2009, by and between the Company, Integrity Energy International, LLC, Burt Loring Bull, William Max Duncan, Steven Flores, as trustee of the Duncan Family Trust 1997, and Billy Carson Saul (the “Registration Rights Agreement”).
B. DOCUMENTS EXAMINED
In acting as such counsel, we have examined the following (collectively, the “Documents”):

(a)	the form of Prospectus Supplement to be filed by the Company with the SEC;

(b)	the Registration Statement;

(c)	the Purchase Agreement;

(d)	the Registration Rights Agreement;

(e)	a copy of the current version of the articles of association and organizational regulations of the Company;

(f)	a copy of the circular board resolutions adopted by the Board of Directors of the Company as of February 25, 2009 and extracts of the minutes of meetings of the Board of Directors of the Company held on September 1, 2009;

(g)	an excerpt of the Register of Commerce of Zug relating to the Company dated as of September 17, 2009 confirming the registration of the capital increase encompassing the Registered Shares; and

(h)	a certificate dated as of the date hereof and signed by an officer of the Company.
Except as stated above, we have not, for the purposes of this opinion, examined any other contract, instrument or other document affecting or relating to the above mentioned documents.
C. SEARCHES
For the purpose of giving this opinion we have relied on the search for any pending corporate actions with respect to the Company made in the Register of Commerce of Zug on September 17, 2009, as reflected by the excerpt referred to under paragraph B(g) above, to the exclusion of any other searches or inquiries.
D. ASSUMPTIONS
In giving this opinion, we have assumed:
(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity and completeness of the original documents where certified copies or photocopies have been submitted;

(d)	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

(e)	the due authority of the parties authenticating such documents;

(f)	the legal capacity of all natural persons;

(g)	all representations, warranties, statements and information contained in the Documents are true and complete;

(h)	that no laws other than those of Switzerland would affect any of the conclusions stated in this opinion;

(i)	that all certificates and other documents which we have examined or on which we have expressed reliance remain accurate, in force and unrevoked, and that no additional matters would have been disclosed by a company search at the Register of Commerce of the Canton of Zug if carried out since the carrying out of the search referred to above;

(j)	the issuance and sale of the Registered Shares did not and will not violate any requirement or restriction imposed by any court or governmental body having jurisdiction of the Company or result in a default under or breach of any agreement or instrument binding on the Company; and

(k)	the Company has received the consideration for the Registered Shares specified in and pursuant to the Purchase Agreement.
In rendering our opinion, we have relied, to the extent we deem necessary and proper, on warranties and representations as to certain factual matters contained in the above mentioned documents.
E. OPINION
Based on the foregoing, and subject to the limitations and qualifications made herein, we are of the opinion that the Registered Shares are legally issued, fully paid and non assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
F. QUALIFICATIONS
This opinion is subject to the following qualifications:

(a)	A company search is not capable of revealing whether a winding-up petition has been presented; a notice of a winding-up order or of the appointment of a receiver may not be filed immediately at the Register of Commerce; in addition, there may be administrative delays at the Register of Commerce after submission of notices for filing.
(b)	The opinions expressed in the present letter are only made at the date thereof and cannot be relied upon for events, changes in law or new enactments of law which occur subsequent to the issuance of this letter. We undertake no obligation to update such opinion in connection with events occurring or coming to our attention after the date hereof.
(c)	Except as explicitly stated herein, we express no opinion in relation to the factual nature of any undertaking, representation or warranty contained in any of the documents reviewed, nor upon the commercial terms of the transactions contemplated thereby.
(d)	In rendering the foregoing opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of Switzerland as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Switzerland.
In this opinion, Swiss legal concepts are expressed in English terms and not in their original French, German or Italian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Swiss law and be brought before a Swiss court.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed the date hereof and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.
This opinion is issued solely for the purposes of the filing of the Prospectus Supplement and the issuance of the Registered Shares by the Company as described in the Prospectus Supplement and is not to be relied upon in respect of any other matter.

This opinion is given only on behalf of Baker & McKenzie Geneva and not on behalf of any other member firms of Baker & McKenzie International. In this opinion, the expression “we,” “us” and “our” and like expressions should be construed accordingly.
Very truly yours,
/s/ Martin Anderson
Martin Anderson